Exhibit 10.1

VIAVI SOLUTIONS INC.

EXECUTIVE SEVERANCE AND RETENTION PLAN

1.	ESTABLISHMENT AND PURPOSE OF PLAN

1.1 Establishment. The Viavi Solutions Inc. Executive Severance and Retention Plan (the “Plan”) is hereby established by the Compensation Committee (the “Committee”) of the Board of Directors of Viavi Solutions Inc., effective October 14, 2015, (the “Effective Date”). This document constitutes both the plan document and summary plan description with respect to the Plan.

1.2 Purpose. The Company draws upon the knowledge, experience and advice of its Executive Officers and Key Employees in order to manage its business for the benefit of the Company’s stockholders. The Committee has determined that it is in the best interests of the Company and its stockholders to provide for the continued dedication of its Executive Officers and Key Employees by establishing this Plan to provide severance benefits to eligible Executive Officers and Key Employees of the Company whose employment is terminated involuntarily under certain circumstances.

2.	DEFINITIONS AND CONSTRUCTION

2.1 Definitions. Whenever used in this Plan, the following terms shall have the meanings set forth below:

(a) “Base Salary Benefit Period” means, for each Participant, the Base Salary Benefit Period set forth in the Participant’s Participation Agreement.

(b) “Base Salary Rate” means the Participant’s monthly base salary rate in effect immediately prior to the Participant’s termination of employment (without giving effect to any reduction in the Participant’s base salary rate constituting Good Reason). Base Salary Rate does not include any bonuses, commissions, fringe benefits, car allowances, other irregular payments or any other compensation except base salary.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means the occurrence of any of the following, in each case as reasonably determined by the Board:

(1) gross negligence or willful misconduct in Participant’s performance of duties to the Company Group; or

(2) a material and willful violation of any federal or state law by Participant that if made public would injure the business or reputation of the Company Group; or

(3) refusal or willful failure by the Participant to comply with any specific lawful direction or order of the Company Group or the material policies and procedures of the Company Group, including but not limited to the Viavi Solutions, Inc. Code of Business Conduct and Inside Information and Securities Transactions policy, as well as any obligations concerning proprietary rights and confidential information of the Company Group; or

(4) conviction (including a plea of nolo contendere) of a the Participant of a felony, or of a misdemeanor that would have a material adverse effect on the goodwill of the Company Group if the Participant were to be retained as an employee of the Company Group; or

(5) substantial and continuing willful refusal by Participant to perform duties ordinarily performed by an employee in the same position and having similar duties as the Participant.

(e) “Change of Control” means the occurrence of one or more of the following with respect to the Company:

(1) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company’s stockholders, open market purchases or any other transaction or series of transactions, of stock of the Company that, together with stock of the Company held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the then outstanding stock of the Company entitled to vote generally in the election of the Board;

(2) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which both (A) securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, immediately after such merger or consolidation by persons who beneficially owned common stock immediately prior to such merger or consolidation and (B) the members of the Board immediately prior to the transaction (the “Existing Board”) constitute a majority of the Board immediately after such merger or consolidation;

(3) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but in which either (i) persons who beneficially owned, directly or indirectly, common stock immediately prior to such reverse merger do not retain immediately after such reverse merger direct or indirect beneficial ownership of securities representing more than sixty percent (60%) of the total combined voting power of the Company’s outstanding securities or (ii) the members of the Existing Board do not constitute a majority of the Board immediately after such reverse merger; or

(4) the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company or the exclusive license of all or substantially all of the intellectual property of the Company (other than a sale, transfer, lease or other disposition or exclusive license to one or more subsidiaries of the Company).

(f) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations promulgated thereunder.

(g) “Committee” means the Compensation Committee of the Board.

(h) “Company” means Viavi Solutions Inc., a Delaware corporation, and a Successor that agrees to assume all of the rights and obligations of the Company under this Plan or a Successor which otherwise becomes bound by operation of law under this Plan.

(i) “Company Group” means the group consisting of the Company and each present or future parent and subsidiary corporation or other business entity thereof.

(j) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Executive Officer” means an individual appointed by the Board as an executive officer of the Company subject to Section 16 of the Exchange Act and serving in such capacity upon becoming a Participant.

(m) “Good Reason” means:

(1) The occurrence of any of the following conditions without the Participant’s express written consent, which condition(s) remain(s) in effect thirty (30) days after written notice to the Company from the Participant of such condition(s) and which notice must have been given within thirty (30) days following the initial occurrence of such condition(s):

(i) the significant reduction of the Participant’s duties, authority, responsibilities, job title or reporting relationships relative to the Participant’s duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to the Participant of such reduced duties, authority, responsibilities, job title, or reporting relationships; or

(ii) a material reduction by the Company Group in the base salary or cash variable incentive compensation target, of the Participant as in effect immediately prior to such reduction; or

(iii) a material reduction by the Company Group in the kind or level of employee benefits, including bonuses, to which the Participant was entitled immediately prior to such reduction with the result that the Participant’s overall benefits package is significantly reduced; or

(iv) the relocation of the Participant’s principal work location to a facility or a location more than fifty (50) miles from the Participant’s then present principal work location; or

(v) the failure of Company to obtain agreement from any Successor to provide the benefits provided for in this Plan, as it exists as the time of succession;

(2) The existence of Good Reason shall not be affected by the Participant’s temporary incapacity due to physical or mental illness not constituting a Permanent Disability. The Participant’s continued employment for a period not exceeding ninety (90) days following the initial occurrence of any condition constituting Good Reason shall not constitute consent to, or a waiver of rights with respect to, such condition. For the purposes of any determination regarding the existence of Good Reason, any claim by the Participant that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board that Good Reason does not exist, and the Board, acting in good faith, affirms such determination (excluding the Participant if the Participant is a member of the Board).

(n) “Involuntary Termination” means the occurrence of either of the following events:

(1) termination by the Company Group of the Participant’s employment for any reason other than Cause; or

(2) the Participant’s termination of employment with the Company Group for Good Reason, provided that such termination occurs within ninety (90) days following the initial occurrence of the condition constituting Good Reason;

provided, however, that Involuntary Termination shall not include any termination of the Participant’s employment which is (i) for Cause, (ii) a result of the Participant’s death or Permanent Disability, or (iii) a result of the Participant’s voluntary termination of employment other than for Good Reason.

(o) “Key Employee” means an individual employed by the Company Group, other than as an Executive Officer, who is designated by the Committee as a Key Employee eligible to participate in the Plan.

(p) “Participant” means each Executive Officer and each Key Employee designated by the Committee to participate in the Plan and who has executed a Participation Agreement.

(q) “Participation Agreement” means an Agreement to Participate in the Viavi Solutions Inc. Executive Severance and Retention Plan in the form attached hereto as Exhibit A or in such other form as the Committee may approve from time to time; provided, however, that, after a Participation Agreement has been entered into between a Participant and the Company, it may be modified only by a supplemental written agreement executed by both the Participant and the Company. The terms of such forms of Participation Agreement need not be identical with respect to each Participant.

(r) “Performance-Based Restricted Stock Units” means any award of Restricted Stock Units granted to the Participant by the Company (whether before or after such Participant’s participation in the Plan commenced), the vesting or earning of which is conditioned in whole or in part upon the achievement of one or more performance goals (e.g., the attainment of a total stockholder return metric or the achievement of a corporate financial goal), notwithstanding that the vesting or earning of such award may also be conditioned upon the continued service of the Participant.

(s) “Performance-Based RSU Continued Vesting Period” means for each Participant, the Performance-Based RSU Continued Vesting Period set forth in the Participant’s Participation Agreement.

(t) “Permanent Disability” means a Participant’s incapacity due to bodily injury or disease which (1) prevents the Participant from engaging in the full-time performance of the Participant’s duties for a period of six (6) consecutive months and (2) will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Participant’s life.

(u) “Release” means a general release of all known and unknown claims against the Company and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns substantially in the form attached hereto as Exhibit B (“General Release of Claims [Age 40 and over]”) or Exhibit C (“General Release of Claims [Under age 40]”), whichever is applicable, with any modifications thereto determined by legal counsel to the Company to be necessary or advisable to comply with applicable law or to accomplish the intent of Section 7 (Exclusive Remedy) hereof.

(v) “Release Deadline Date” means the sixtieth (60th) day following the date of the Participant’s Involuntary Termination.

(w) “Restricted Stock Units” means any compensatory award of rights to receive shares of the capital stock or cash in an amount measured by the value of shares of the capital stock of the Company or of any other member of the Company Group granted to a Participant by the Company or any other Company Group member prior to a termination of employment, including any such rights issued in exchange for any such rights by a Successor or any other member of the Company Group.

(x) “Retention Period” means, for each Participant, the Retention Period set forth in the Participant’s Participation Agreement.

(y) “Section 409A” means Section 409A of the Code.

(z) “Section 409A Deferred Compensation” means compensation and benefits provided by the Plan that constitute deferred compensation subject to and not exempted from the requirements of Section 409A.

(aa) “Separation from Service” means a separation from service within the meaning of Section 409A.

(bb) “Successor” means any successor in interest to substantially all of the business and/or assets of the Company.

(cc) “Time-Based Restricted Stock Units” means any award of Restricted Stock Units granted to the Participant by the Company (whether before or after such Participant’s participation in the Plan commenced), the vesting or earning of which is based solely upon the continued service of the Participant over a specified period of time.

(dd) “Time-Based RSU Acceleration Period” means for each Participant, the Time-Based RSU Acceleration Period set forth in the Participant’s Participation Agreement.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	ELIGIBILITY AND PARTICIPATION

The Committee shall designate those Executive Officers and Key Employees who shall be eligible to become Participants in the Plan. Notwithstanding the foregoing, the individuals eligible to become Participants shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 404 of ERISA. To become a Participant, an eligible individual must execute a Participation Agreement.

4.	INVOLUNTARY TERMINATION

In the event of a Participant’s Involuntary Termination, the Participant shall be entitled to receive the compensation and benefits described in this Section 4.

4.1 Accrued Obligations. The Participant shall be entitled to receive:

(a) all salary, commissions and accrued but unused vacation or paid time off earned through the date of the Participant’s termination of employment;

(b) all bonuses earned and vested in accordance with the terms of the applicable bonus plan, agreement, policy or practice prior to the date of the Participant’s termination of employment but then remaining unpaid;

(c) reimbursement within ten (10) business days of submission, such submission to be made within thirty (30) days following the Participant’s termination of employment, of proper expense reports of all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company Group prior to his or her termination of employment; and

(d) the benefits, if any, under any Company Group retirement plan, nonqualified deferred compensation plan, share-based compensation plan or agreement (other than any such plan or agreement pertaining to Equity Awards, or other stock-based compensation whose treatment is prescribed by this Plan, health benefits plan or other Company Group benefit plan to which the Participant is entitled pursuant to the terms of such plans or agreements.

4.2 Severance Benefits. Provided that, on or before the Release Deadline Date, the Participant executes the Release applicable to such Participant and the period for revocation, if any, of such Release has lapsed without the Release having been revoked, the Company shall pay to the Participant in a lump sum cash payment an amount equal to the product of the Participant’s Base Salary Rate and the number of months contained in the Participant’s Base Salary Benefit Period. Such payment shall be made to the Participant through the Company’s payroll system on first regular payroll date occurring at least five (5) business days following the effective date of the Participant’s Release (but in any event no later than the 15th day of the third calendar month following the later to end of the calendar year or the Company’s fiscal year in which the Involuntary Termination occurs).

4.3 Vesting of Restricted Stock Units. Provided that the Participant’s Involuntary Termination occurs during the Retention Period, then notwithstanding any provision to the contrary contained in any plan or agreement evidencing an award of Restricted Stock Units granted to the Participant, but subject to Section 5.1(e):

(a) the vesting and settlement of each of the Participant’s outstanding awards of Time-Base Restricted Stock Units shall be accelerated with respect to that portion of each such award that would vest during the Time-Based RSU Acceleration Period commencing on the date of the Participant’s termination of employment had the Participant’s employment with the Company Group continued throughout such period (provided that no more than 100% of the Restricted Stock Units subject to an award become vested) as of the Participant’s termination of employment; and

(b) the vesting and settlement of each of the Participant’s outstanding awards of Performance-Base Restricted Stock Units shall be determined during the Performance-Based RSU Continued Vesting Period based upon the extent to which the performance goal(s) applicable to such award is (are) actually attained in accordance with the terms of such award for each performance period ending during the Performance-Based RSU Continued Vesting Period but determined as if the Participant’s employment with the Company Group continued throughout such period.

The vested portion of each award of Time-Based Restricted Stock Units to which Section 4.3(a) applies shall be settled no later than the 15th day of the third calendar month following the later to end of the calendar year or the Company’s fiscal year in which the Involuntary Termination occurs. The vested portion of each award of Performance-Based Restricted Stock Units to which Section 4.3(b) applies shall be settled no later than the 15th day of the third calendar month following the later to end of the calendar year or the Company’s fiscal year in which the applicable performance period ends.

5.	CERTAIN FEDERAL TAX CONSIDERATIONS

5.1 Compliance with Section 409A. The Company intends that this Plan (and all payments and other benefits provided under this Plan) shall be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-

1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to such payments, the Company intends that this Plan (and such payments and benefits) shall comply with the requirements of Section 409A. Notwithstanding any other provision of this Plan to the contrary, this Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Plan to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by the Plan that constitute Section 409A Deferred Compensation shall be subject to, limited by and construed in accordance with the requirements of Section 409A, including the following:

(a) Separation from Service. To the extent required to be exempt from, or to comply with Section 409A, payments and benefits otherwise payable or provided pursuant to the Plan upon a Participant’s Involuntary Termination shall be paid or provided only at the time of a termination of the Participant’s service which constitutes a Separation from Service.

(b) Six-Month Delay Applicable to Specified Employees. Payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to the Plan upon the Separation from Service of a Participant who is a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by the Company from time to time, or if none, the default methodology described in applicable Treasury Regulation) shall be paid or provided only upon the later of (1) the date that is six (6) months and one (1) day after the date of such Separation from Service or, if earlier, the date of death of the Participant (in either case, the “Delayed Payment Date”), or (2) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with the Plan. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(c) Separate Payments. Each payment made under this Plan shall be treated as a separate payment, and the right of a Participant to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.

(d) Expense Reimbursements and In-Kind Benefits. With regard to any provision in this Plan for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Plan that does not constitute Section 409A Deferred Compensation, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be deemed to be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of Participant’s taxable year following the taxable year in which the expense occurred.

(e) Equity Awards. The vesting of any equity award which constitutes Section 409A Deferred Compensation and is held by a Participant who is a Specified

Employee shall be accelerated in accordance with Section 4.3 to the extent applicable; provided, however, that the payment in settlement of any such equity award that would otherwise occur prior to the Delayed Payment Date shall occur on the Delayed Payment Date and otherwise shall be paid in accordance with its then existing settlement schedule.

6.	CONFLICT IN BENEFITS; NONCUMULATION OF BENEFITS

6.1 Effect of Plan. The terms of this Plan, when accepted by a Participant pursuant to an executed Participation Agreement, shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Plan and, subject to Section 6.2, shall be the exclusive agreement for the determination of any payments and benefits due to the Participant upon the events described in this Plan.

6.2 Noncumulation of Benefits. Except as expressly provided in a written agreement between a Participant and the Company entered into after the date of such Participant’s Participation Agreement and which expressly disclaims this Section 6.2 and is approved by the Board or the Committee, the total amount of payments and benefits that may be received by the Participant as a result of the events described in (a) the Plan, (b) any agreement between the Participant and the Company, or (c) any other plan, practice or statutory obligation of the Company, shall not exceed the amount of payments and benefits provided by this Plan upon such events, and the aggregate amounts payable under this Plan shall be reduced to the extent of any excess (but not below zero).

7.	EXCLUSIVE REMEDY

The payments and benefits provided by this Plan, shall constitute the Participant’s sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Participant and the Company in the event of the Participant’s Involuntary Termination. The Participant shall be entitled to no other compensation, benefits, or other payments from the Company as a result of the Participant’s Involuntary Termination with respect to which the payments and benefits described in this Plan have been provided to the Participant, except as expressly set forth in this Plan or, subject to the provisions of Section 6.2, in a duly executed employment agreement between Company and the Participant.

8.	PROPRIETARY AND CONFIDENTIAL INFORMATION

The Participant agrees to continue to abide by the terms and conditions of the confidentiality and/or proprietary rights agreement between the Participant and the Company or any other member of the Company Group.

9.	NONSOLICITATION

If the Company performs its obligations to deliver the payments and benefits required by this Plan, then for a period equal to the Base Salary Benefit Period applicable to a Participant following the Participant’s Involuntary Termination, the Participant shall not, directly or indirectly, recruit, solicit or invite the solicitation of any employees of the Company or any other member of the Company Group to terminate their employment relationship with the Company Group.

10.	NO CONTRACT OF EMPLOYMENT

Neither the establishment of the Plan, nor any amendment thereto, nor the payment or provision of any benefits thereunder shall be construed as giving any person the right to be retained by the Company, a Successor or any other member of the Company Group. Except as otherwise established in a written employment agreement between the Company and a Participant, the employment relationship between the Participant and the Company is an “at-will” relationship. Accordingly, either the Participant or the Company may terminate the relationship at any time, with or without cause, and with or without notice except as otherwise provided by Section 14. In addition, nothing in this Plan shall in any manner obligate any Successor or other member of the Company Group to offer employment to any Participant or to continue the employment of any Participant which it does hire for any specific duration of time.

11.	CLAIMS FOR BENEFITS

11.1 ERISA Plan. This Plan is intended to be (a) an employee welfare benefit plan as defined in Section 3(1) of ERISA and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company Group.

11.2 Application for Benefits. All applications for payments and/or benefits under the Plan (“Benefits”) shall be submitted to the Company’s Chief Financial Officer (the “Claims Administrator”), with a copy to the Company’s Chief Executive Officer. Applications for Benefits must be in writing on forms acceptable to the Claims Administrator and must be signed by the Participant or beneficiary. The Claims Administrator reserves the right to require the Participant or beneficiary to furnish such other proof of the Participant’s expenses, including without limitation, receipts, canceled checks, bills, and invoices as may be required by the Claims Administrator.

11.3 Appeal of Denial of Claim.

(a) If a claimant’s claim for Benefits is denied, the Claims Administrator shall provide notice to the claimant in writing of the denial within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the claimant and shall include:

(1) The specific reason or reasons for the denial;

(2) References to the specific Plan provisions on which the denial is based;

(3) A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(4) An explanation of the Plan’s claims review procedures and time limits applicable to such procedures, including a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

(b) If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.

(c) If a claim for Benefits is denied, the claimant, at the claimant’s sole expense, may appeal the denial to the Committee as constituted immediately prior to the applicable Involuntary Termination (the “Appeals Administrator”), regardless of whether all or any of the members of the Appeals Administrator continue to be affiliated with the Company following the Involuntary Termination, within sixty (60) days of the receipt of written notice of the denial. In pursuing such appeal the claimant or his or her duly authorized representative:

(1) may request in writing that the Appeals Administrator review the denial;

(2) may review pertinent documents; and

(3) may submit issues and comments in writing.

(d) The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and, if the decision on review is a denial of the claim for Benefits, shall include:

(1) The specific reason or reasons for the denial;

(2) References to the specific Plan provisions on which the denial is based;

(3) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and

(4) A statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

11.4 Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a) No claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(b) In any such legal action, all explicit and implicit determinations by the Claims Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

12.	DISPUTE RESOLUTION

In the event of any dispute or claim relating to or arising out of this Plan that is not resolved in accordance with procedure described in Section 11, the Company and the Participant, each by executing a Participation Agreement, agree that all such disputes or claims shall be resolved by means of binding arbitration in Santa Clara County, California before a sole arbitrator, in accordance with the laws of the State of California for agreements made in that State or as otherwise required by ERISA. Any arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Plan.

13.	SUCCESSORS AND ASSIGNS

13.1 Successors of the Company. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

13.2 Acknowledgment by Company. If the Company fails to reasonably confirm that it has performed the obligation described in Section 13.1 within twenty (20) days after written request for such confirmation from a Participant, such failure shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Plan in the event of Involuntary Termination.

13.3 Heirs and Representatives of Participant. This Plan shall inure to the benefit of and be enforceable by the Participants’ personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, legatees or other beneficiaries. If a Participant should die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.

14.	NOTICES

14.1 General. For purposes of this Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:

(a) if to the Company:

Viavi Solutions Inc.

430 North McCarthy Boulevard

Milpitas, California 95035

Attention: Chief Financial Officer

(b) if to the Participant, at the home address which the Participant most recently communicated to the Company in writing.

Either party may provide the other with notices of change of address, which shall be effective upon receipt.

14.2 Notice of Termination. Any termination by the Company of the Participant’s employment or any resignation from employment by the Participant shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Section 14.1. Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.

15.	TERMINATION AND AMENDMENT OF PLAN

Unless extended by the Board or the Committee, the Plan shall terminate and all Participation Agreements shall expire on the first to occur of a Change of Control or the third anniversary of the Effective Date, provided that the obligation of the Company or a Successor to pay or provide all benefits to which a Participant has become entitled by reason of such Participant’s Involuntary Termination occurring on or before the Plan’s termination date shall survive the Plan’s termination. Except as provided by the preceding sentence, the Plan and/or any Participation Agreement executed by a Participant may not be terminated with respect to such Participant without the written consent of the Participant and the approval of the Board or the Committee. The Plan and/or any Participation Agreement executed by a Participant may be modified, amended or superseded with respect to such Participant only by a supplemental written agreement between the Participant and the Company approved by the Board or the Committee. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Participation Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Participation Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.

16.	MISCELLANEOUS PROVISIONS

16.1 Administration. The Plan shall be administered by the Committee. The Committee shall have the exclusive discretion and authority to establish rules, forms and procedures for the administration of the Plan, to construe and interpret the Plan, and to decide all questions of fact, interpretation, definition, computation or administration arising in connection with the Plan, including, but not limited to, eligibility to participate in the Plan and the amount of benefits paid under the Plan. The rules, interpretations and other actions of the Committee shall be binding and conclusive on all persons. All expenses incurred in connection with the administration of the Plan, including the claims procedures described in Section 11, shall be paid by the Company.

16.2 Unfunded Obligation. Any amounts payable to Participants pursuant to the Plan are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company.

16.3 No Duty to Mitigate; Obligations of Company. A Participant shall not be required to mitigate the amount of any payment or benefit contemplated by this Plan by seeking employment with a new employer or otherwise, nor shall any such payment or benefit be reduced by any compensation or benefits that the Participant may receive from employment by another employer. Except as otherwise provided by this Plan, the obligations of the Company to make payments to the Participant and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Participant or any third party at any time.

16.4 Clawback. Without the consent of any Participant, the obligations of the Company to make a payment pursuant to this Plan shall be subject to (a) the terms and conditions of a policy on the recoupment of incentive compensation as shall be adopted by the Company to implement the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) or other mandate under law applicable to such payment, or (b) a determination by the Committee that an action with regard to such payment is appropriate after obtaining in connection with an Involuntary Termination a stockholder advisory vote required by Section 951 of the Dodd-Frank Act, or any successor provision, on golden parachute compensation arrangements, provided that such payment is a subject of that advisory vote.

16.5 No Representations. By executing a Participation Agreement, the Participant acknowledges that in becoming a Participant in the Plan, the Participant is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Plan.

16.6 Waiver. No waiver by the Participant or the Company of any breach of, or of any lack of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

16.7 Choice of Law. The validity, interpretation, construction and performance of this Plan shall be governed by the substantive laws of the State of California, without regard to its conflict of law provisions.

16.8 Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

16.9 Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.

16.10 Tax Withholding. All payments made pursuant to this Plan will be subject to withholding of applicable income and employment taxes.

16.11 Consultation with Legal and Financial Advisors. By executing a Participation Agreement, the Participant acknowledges that this Plan confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged the Participant to consult with the Participant’s personal legal and financial advisors; and that the Participant has had adequate time to consult with the Participant’s advisors before executing the Participation Agreement.

16.12 Further Assurances. From time to time, at the Company’s request and without further consideration, the Participant shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of the Plan, the Participant’s Participation Agreement and the Release, and to provide adequate assurance of the Participant’s due performance thereunder.

17.	AGREEMENT

By executing a Participation Agreement, the Participant acknowledges that the Participant has received a copy of this Plan and has read, understands and is familiar with the terms and provisions of this Plan. This Plan shall constitute an agreement between the Company and the Participant executing a Participation Agreement.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the Plan as duly adopted by the Committee on October 14, 2015.

/s/ Kevin Siebert
Kevin Siebert, Secretary

EXHIBIT A

FORM OF

AGREEMENT TO PARTICIPATE IN THE

VIAVI SOLUTIONS INC.

EXECUTIVE SEVERANCE AND RETENTION PLAN

AGREEMENT TO PARTICIPATE IN THE

VIAVI SOLUTIONS INC.

EXECUTIVE SEVERANCE AND RETENTION PLAN

In consideration of the benefits provided by the Viavi Solutions Inc. Executive Severance and Retention Plan (the “Plan”), the undersigned employee of Viavi Solutions Inc. (the “Company”) and the Company agree that, as of the date written below, the undersigned shall become a Participant in the Plan and shall be fully bound by and subject to all of its provisions. All references to a “Participant” in the Plan shall be deemed to refer to the undersigned.

For the purposes of the Participant’s participation in the Plan, certain capitalized terms shall have the following meanings:

1.	“Base Salary Benefit Period” means:

a.	If Involuntary Termination occurs before [2ND ANNIVERSARY OF EMPLOYMENT/PROMOTION], a period of [●] months;

b.	If Involuntary Termination occurs on or after [2ND ANNIVERSARY OF EMPLOYMENT/PROMOTION], a period of [●] months;

c.	provided further that, notwithstanding the foregoing, if Involuntary Termination occurs during the Retention Period, a period of [●] months.

2.	“Retention Period” means [●] [a period commencing on the Effective Date and ending on the last to occur of (i) the first anniversary of the hiring of a new Chief Executive Officer of the Company after the Effective Date and (ii) December 31, 2016.]

3.	“Time-Based RSU Acceleration Period” means a period of [●] months.

4.	“Performance-Based RSU Continued Vesting Period” means a period ending [●] months following the Participant’s employment termination date.

The undersigned employee acknowledges that the Plan confers significant legal rights and may also constitute a waiver of rights under other agreements with the Company; that the Company has encouraged the undersigned to consult with the undersigned’s personal legal and financial advisors; and that the undersigned has had adequate time to consult with the undersigned’s advisors before executing this agreement.

The undersigned employee acknowledges that he or she has received a copy of the Plan and has read, understands and is familiar with the terms and provisions of the Plan. The undersigned employee further acknowledges that (1) by accepting the arbitration provision set forth in Section 12 of the Plan, the undersigned is waiving any right to a jury trial in the event of any dispute covered by such provision and (2) except as otherwise established in a written employment agreement between the Company and the undersigned, the employment relationship between the undersigned and the Company is an “at-will” relationship.

Executed on                                         .

PARTICIPANT	VIAVI SOLUTIONS INC.

By:
Signature

Title:
Name Printed

Address

EXHIBIT B

FORM OF

GENERAL RELEASE OF CLAIMS

[Age 40 and over]

GENERAL RELEASE OF CLAIMS

[Age 40 and over]

This Agreement is by and between [Employee Name] (“Employee”) and [Viavi Solutions Inc. or Successor that agrees to assume the Executive Severance and Retention Plan] (the “Company”). This Agreement will become effective on the eighth (8th) day after it is signed by Employee (the “Effective Date”), provided that the Company has signed this Agreement and Employee has not revoked this Agreement (by written notice to [Company Contact Name] at the Company) prior to that date.

RECITALS

A. Employee was employed by the Company as of                     ,             .

B. Employee and the Company entered into an Agreement to Participate in the Viavi Solutions Inc. Executive Severance and Retention Plan (such agreement and plan being referred to herein as the “Plan”) effective as of                     ,             wherein Employee is entitled to receive certain benefits in the event of an Involuntary Termination (as defined by the Plan), provided Employee signs and does not revoke a Release (as defined by the Plan).

C. Employee’s employment has been terminated as a result of an Involuntary Termination (as defined by the Plan). Employee’s last day of work and termination are effective as of                     ,             . Employee desires to receive the payments and benefits provided by the Plan by executing this Release.

NOW, THEREFORE, the parties agree as follows:

1. Commencing on the Effective Date, the Company shall provide Employee with the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan. Employee acknowledges that the payments and benefits made pursuant to this paragraph are made in full satisfaction of the Company’s obligations under the Plan. Employee further acknowledges that Employee has been paid all wages and accrued, unused vacation that Employee earned during his or her employment with the Company.

2. Employee and Employee’s successors release the Company, its respective subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever directly related to Employee’s employment by the Company or the termination of such employment and occurring or existing at any time up to and including the Effective Date, including, but not limited to, any claims of breach of written contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. Notwithstanding the foregoing, this release shall not apply to any right of the Employee to receive the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan.

3. Employee acknowledges that he or she has read Section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee waives any rights that Employee has or may have under Section 1542 and comparable or similar provisions of the laws of other states in the United States to the full extent that he or she may lawfully waive such rights pertaining to this general release of claims, and affirms that Employee is releasing all known and unknown claims that he or she has or may have against the parties listed above.

4. Employee and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and obligations under the following agreements: (i) any proprietary rights or confidentiality agreements between the Company and Employee, (ii) the Plan, and (iii) any stock option, stock grant or other equity award agreements between the Company and Employee.

5. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

6. The parties agree that any and all disputes that both (i) arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement or the interpretation of the terms of this Agreement shall be subject to the provisions of Section 11 and Section 12 of the Plan.

7. The parties agree that any and all disputes that (i) do not arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement, the interpretation of the terms of this Agreement or any of the matters herein released or herein described shall be resolved by means of a court trial conducted by the superior or district court in Santa Clara County, California. The parties hereby irrevocably waive their respective rights to have any such disputes tried to a jury, and the parties hereby agree that such courts will have personal and subject matter jurisdiction over all such disputes. Notwithstanding the foregoing, in the event of any such dispute, the parties may agree to mediate or arbitrate the dispute on such terms and conditions as may be agreed in writing by the parties. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to resolve any such dispute.

8. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 4 of this Agreement. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

EMPLOYEE UNDERSTANDS THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS THAT EMPLOYEE MAY HAVE UP TO [21] [45] DAYS TO CONSIDER THIS AGREEMENT, THAT EMPLOYEE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER EMPLOYEE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 1.

Dated:
[Employee Name]

[Company]

Dated:	By:

EXHIBIT C

FORM OF

GENERAL RELEASE OF CLAIMS

[Under age 40]

GENERAL RELEASE OF CLAIMS

[Under age 40]

This Agreement is by and between [Employee Name] (“Employee”) and [Viavi Solutions Inc. or Successor that agrees to assume the Executive Severance and Retention Plan] (the “Company”). This Agreement is effective on the day it is signed by Employee (the “Effective Date”).

RECITALS

A. Employee was employed by the Company as of                     ,             .

B. Employee and the Company entered into an Agreement to Participate in the Viavi Solutions Inc. Executive Severance and Retention Plan (such agreement and plan being referred to herein as the “Plan”) effective as of                     ,             wherein Employee is entitled to receive certain benefits in the event of an Involuntary Termination (as defined by the Plan), provided Employee signs a Release (as defined by the Plan).

C. Employee’s employment has been terminated as a result of an Involuntary Termination (as defined by the Plan). Employee’s last day of work and termination are effective as of                     ,             (the “Termination Date”). Employee desires to receive the payments and benefits provided by the Plan by executing this Release.

NOW, THEREFORE, the parties agree as follows:

1. Commencing on the Effective Date, the Company shall provide Employee with the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan. Employee acknowledges that the payments and benefits made pursuant to this paragraph are made in full satisfaction of the Company’s obligations under the Plan. Employee further acknowledges that Employee has been paid all wages and accrued, unused vacation that Employee earned during his or her employment with the Company.

2. Employee and Employee’s successors release the Company, its respective subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever directly related to Employee’s employment by the Company or the termination of such employment and occurring or existing at any time up to and including the Termination Date, including, but not limited to, any claims of breach of written contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. Notwithstanding the foregoing, this release shall not apply to any right of the Employee to receive the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan.

3. Employee acknowledges that he or she has read Section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee waives any rights that Employee has or may have under Section 1542 and comparable or similar provisions of the laws of other states in the United States to the full extent that he or she may lawfully waive such rights pertaining to this general release of claims, and affirms that Employee is releasing all known and unknown claims that he or she has or may have against the parties listed above.

4. Employee and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and his obligations under the following agreements: (i) any proprietary rights or confidentiality agreements between the Company and Employee, (ii) the Plan, and (iii) any stock option, stock grant or other equity award agreements between the Company and Employee.

5. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

6. The parties agree that any and all disputes that both (i) arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement or the interpretation of the terms of this Agreement shall be subject to Section 11 and Section 12 of the Plan.

7. The parties agree that any and all disputes that (i) do not arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement, the interpretation of the terms of this Agreement or any of the matters herein released or herein described shall be resolved by means of a court trial conducted by the superior or district court in Santa Clara County, California. The parties hereby irrevocably waive their respective rights to have any such disputes tried to a jury, and the parties hereby agree that such courts will have personal and subject matter jurisdiction over all such disputes. Notwithstanding the foregoing, in the event of any such dispute, the parties may agree to mediate or arbitrate the dispute on such terms and conditions as may be agreed in writing by the parties. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to resolve any such dispute.

8. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 4 of this Agreement. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

EMPLOYEE UNDERSTANDS THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 1.

Dated:
[Employee Name]

[Company]

Dated:	By: